EXHIBIT 10.17.2

[LETTERHEAD OF SMTC CORPORATION]

January 29, 2004

Derek D’Andrade

12 Grove Park

Richmond, Hill, Ontario L4E 3L4

Dear Mr. D’Andrade:

RE: Amendment to Employment Agreement

Further to our discussions regarding the continuation of your employment with Surface Mount Technology Centre Manufacturing Corporation of Canada (“SMTC”), and pursuant to paragraph 12 of your employment agreement dated July 30, 1999 (the “Agreement”) which provides that the parties may amend the Agreement, this letter sets forth an amendment to the Agreement. Except as expressly modified herein, all of the terms of the Agreement shall remain the same as set out in the Agreement. The amendments are as follows:

1.	Re: Salary and Benefits Pursuant to Paragraphs 2 and 3 of the Agreement

You will no longer be provided with any salary and benefits pursuant to paragraphs 2 and 3 of the Agreement. Instead, your services will be provided through your consulting firm Nichal Inc. (“Nichal”) for a monthly payment of $29,000.00 that is inclusive of the previous salary, benefits, RRSP contributions, vacation pay and car allowance.

2.	Re: Non-renewal and Salary Continuation in the Event of a Termination without Cause Pursuant to Paragraphs 1 and 4 of the Agreement

The non-renewal provisions contained in paragraph 1 will no longer apply. You will be required to provide at least thirty (30) days written notice of resignation and SMTC may terminate your employment with the same thirty (30) days written notice after which no further payment for 2004 is due to you, save and except any Retention Payments that may be owed to you, as set out in paragraph 3 below.

In the event that SMTC terminates your employment without cause, and provided that SMTC provides the Retention Payments as set out below, you shall continue to abide by the non-competition provisions for a period of six (6) months from the effective date of your resignation or termination of your employment with SMTC, and, you shall continue to abide by the non-solicitation provisions as set out in paragraph 6 of the Agreement for a period of one (1) years from the effective date of your resignation or termination of your employment with SMTC. For greater certainty, in the event your employment is terminated without cause, you will not be provided with your base salary as set out in paragraphs 4 and 6 of the Agreement, but you will still be required to abide by the non-competition and non-solicitation provisions.

3.	Re: Bonus Payment for the Fiscal Year Ending on December 31, 2003 Pursuant to Paragraph 2 of the Agreement

You acknowledge and agree that due to the financial performance of SMTC, no bonus is payable for the fiscal year ending on December 31, 2003. For greater certainty, you hereby waive and forgo any entitlement to any annual bonus payment for the fiscal year ending December 31, 2003.

4.	Re: Incentive and Retention Arrangements

As part of SMTC efforts to retain certain senior management employees throughout the ongoing sale/restructuring process, SMTC will provide you with retention payments on the following terms and conditions.

(i)	First Retention Payment

SMTC will provide Nichal with a first retention payment of US $75,000.00, provided that you continue to be employed by SMTC up to and including January 29, 2004. This payment is payable by February 2, 2004. In the event of your resignation or termination of your employment with cause on or before January 29, 2004, you will not be entitled to receive this or any further retention payments.

(ii)	Second Retention Payment

SMTC will provide Nichal with a second retention payment of US $125,000.00, payable March 31, 2004, provided that you remain employed by SMTC up to and including March 31, 2004. In the event your employment is terminated without cause prior to March 31, 2004, you will still be entitled to receive this payment, the earlier of the date your employment is terminated and March 31, 2004. In the event of your resignation or termination of your employment with cause, prior to March 31, 2004, you will not be entitled to receive this payment.

You acknowledge that you had an opportunity to review the terms of these amendments with your legal counsel and that you understand all of the terms contained herein.

Please execute the extra copy of this letter in the space below and return it to the undersigned, to confirm your understanding and acceptance of the terms contained herein.

Yours truly,

The Surface Mount Technology Centre Inc.

By:	Accepted and Agreed to:

/s/ John Caldwell	/s/ Derek D’Andrade
John Caldwell	Derek D’Andrade